Exhibit 10.19

FIRST AMENDMENT TO SALARY CONTINUATION AGREEMENT

This First Amendment to Salary Continuation Agreement (the “Amendment”) is adopted this 31st of July, 2007, by and between Canyon National Bank, a nationally-chartered commercial bank located in Palm Springs, California (the “Bank”) and Jonathan J. Wick (the “Executive”).

RECITALS:

A. The parties are presently parties to that certain Salary Continuation Agreement (the “Agreement”) dated as of September 1, 2003, which provides for the payment of certain retirement benefits to Executive. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

B. The parties hereto wish to amend the Agreement as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Parachute Payments. The following Section 2.3.4 is hereby added to the Agreement:

“2.3.4 Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, to the extent any distribution(s), if made, under this Section 2.3 would be treated as an “excess parachute payment” under Section 280G of the Code, the Bank shall reduce or delay the distribution(s) to eliminate any excess parachute payment as determined by the Bank.”

2. Change to Plan Terminations under Section 409A. The following Section 8.11 is hereby added to the Agreement:

“8.11 Plan Terminations Under Section 409A. Subject to Section 8.12, the Bank may make distributions in the following circumstances, in accordance with Section 409A of the Code or the regulations thereunder:

(a) Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b) Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the

Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c) Upon the Bank’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination.”

3. Compliance with Section 409A. The following Section 8.12 is hereby added to the Agreement:

“8.12 Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement. Notwithstanding any provision of the Agreement to the contrary, if Executive is considered a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) at termination of Executive’s active service other than by reason of death as determined by the Board (“Termination of Service”) under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Termination of Service may not commence earlier than six (6) months after the date of such Termination of Service, except in the event of Executive’s death. Therefore, in the event this Section 8.12 is applicable to Executive, any distribution which would otherwise be paid to the Executive within the first six (6) months following the Termination of Service shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Service.”

4. No Further Amendments. Except as described herein, the Agreement shall remain in full force and effect without further amendment.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Amendment.

EXECUTIVE:	BANK:

/s/ Jonathan J. Wick	/s/ Richard Shalhoub
Jonathan J. Wick	By:	Richard Shalhoub
	Title:	Chairman, Compensation Committee

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